Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Adverum Biotechnologies, Inc. for the registration of up to 106,480,057 shares of its common stock and to the incorporation by reference therein of our report dated March 30, 2023, with respect to the consolidated financial statements of Adverum Biotechnologies, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

March 4, 2024